UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 26, 2011

White River Capital, Inc.
(Exact name of registrant as specified in its charter)

Indiana	000-51493	35-1908796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6051 El Tordo, P.O. Box 9876, Rancho Santa Fe, California		92067
(Address of principal executive offices)		(Zip Code)

(858) 997-6740
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 26, 2011, White River Capital, Inc. (“White River”) entered into a Stock Award Agreement (the “Agreement”) under White River’s 2005 Stock Incentive Plan (the “Plan”) with John M. Eggemeyer, III, the Chairman of the Board and Chief Executive Officer of White River.

Pursuant to the Agreement, White River granted to Mr. Eggemeyer 50,000 shares of common stock, without par value, of White River (the “Shares”) as a performance stock award.  The Shares will vest in one installment, in full, on the date White River’s audited financial statements for the fiscal year ended December 31, 2013 are completed and attested to by White River’s independent registered public accounting firm (the “Determination Date”) if all of the following performance goals have been achieved: (i) White River’s net income per fully-diluted common share (“EPS”) for the fiscal year ended December 31, 2011, as shown on White River’s audited financial statements for such fiscal year, is $3.00; (ii) White River’s EPS for the fiscal year ended December 31, 2012, as shown on White River’s audited financial statements for such fiscal year, is $3.30; and (iii) White River’s EPS for the fiscal year ended December 31, 2013, as shown on White River’s audited financial statements for such fiscal year, is $3.75.

Notwithstanding the foregoing (but subject to possible earlier forfeiture, as described below), upon the occurrence of a “Vesting Event” (as defined in the Plan), Mr. Eggemeyer will become 100% vested in any outstanding unvested Shares.  For purposes of the Plan, “Vesting Event” generally means (i) the occurrence of a change in control of White River, or (ii) the termination of a participant’s service to White River (other than for cause or other reasons or conditions specified in an award agreement as conditions that would prevent a Vesting Event from occurring on or after termination) following the approval by White River’s shareholders of any matter, plan, or transaction which would result in a change in control of White River.

The Agreement provides that the Shares will automatically be forfeited and will not vest upon the first to occur of the following: (i) if, as of the Determination Date, all of the EPS performance goals described above have not been achieved by White River for the periods indicated; or (ii) upon a termination of Mr. Eggemeyer’s employment with White River; or (iii) on the date immediately preceding any Vesting Event, unless, by operation of the change in control giving rise to the Vesting Event, holders of the common stock of White River are or will be entitled to directly receive cash or “Qualifying Securities” (defined below) with respect to or in exchange for their White River shares.

For purposes of Mr. Eggemeyer’s agreement, “Qualifying Securities” means: (i) shares of capital stock or investment grade debt securities having a maturity of 36 months or less issued by an issuer that is an “accelerated filer” or “large accelerated filer,” as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and which (A) are registered under the Exchange Act on a national securities exchange, (B) would not constitute “restricted securities,” as defined under Rule 144 of the Securities Act of 1933, as amended, upon issuance to White River’s shareholders pursuant to the change in control, (C) the issuance of which pursuant to the change in control would not cause any White River shareholder who is not an affiliate of White River to become an “affiliate” (as defined under Rule 144) of the issuer, and (D) in the case of shares of capital stock, have an average daily trading volume during the 26 weeks preceding the week in which the change in control is completed of no less than 100,000 shares; or (ii) securities immediately convertible at the election of the holder into Qualifying Securities as defined in clause (i) above; or (iii) any securities approved by White River’s Compensation and Governance Committee prior to the date the change in control is completed.

Mr. Eggemeyer is not entitled to vote, or receive regular quarterly or other periodic dividends on, unvested Shares.  However, the Agreement provides that in the event White River declares a special, non-recurring dividend at any time or from time to time prior to the Determination Date, Mr. Eggemeyer will be entitled to receive the special dividend in respect of the granted Shares, but payable only in the form of a grant of Shares and not in cash.  The number of Shares payable upon a special dividend is determined pursuant to a formula set forth in the Agreement, and any Shares granted in respect of a special dividend will be subject to the same vesting restrictions and risk of forfeiture described above.  The Agreement is subject to all of the terms and conditions of the Plan, a copy of which is filed as Exhibit 4.4 to White River’s Form S-8 (File No. 333-130187) filed with the Securities and Exchange Commission on December 7, 2005.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibit is being furnished with this Current Report on Form 8-K.

Exhibit No.	Description
99.1	Stock Award Agreement dated October 26, 2011 by and between John M. Eggemeyer, III and White River Capital, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: November 1, 2011	White River Capital, Inc.

	By:	/s/ Martin J. Szumski
	Name:	Martin J. Szumski
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Stock Award Agreement dated October 26, 2011 by and between John M. Eggemeyer, III and White River Capital, Inc.